Exhibit 10.10

Personal and Special Employment Agreement

made and signed in Rosh Pina on August 6, 2013

Between:	On Track Innovations Ltd. (Reg. No. 52-004286-2)
A Public Company registered in Israel
of Z.H.R. I.Z., Rosh Pina 12000
(hereinafter: "the Company")

And between:	Shay Tomer (ID No. 034961284)
61 Haerez St., Ramat Yishai
(hereinafter: "the Employee")

Whereas
Since April 24th 2007, the Employee has been employed by the Company as a Comptroller in the Company’s Finance Department and as of June 1st, 2013  (the “Effective Date”) the Employee has been promoted and appointed as Chief Financial Officer (“CFO”) of the Company (hereinafter “the Position”); and

Whereas
The Company wishes to continue to employ the Employee in the Position, under the terms and conditions set forth below in this agreement (“this Agreement”), which were  approved by  the Company’s Board of Directors (“the Board”) on July 20th, 2013, as required by law; and

Whereas	it was agreed that the Employee shall be employed by the Company in the Position while maintaining full continuity of his rights, including his rights to severance pay; and

Whereas
the Employee gave his consent to hold the Position and to perform the duties required in the Position, and he has declared that he has the ability, experience, qualifications and skills required for performing this position, and there is no legal or contractual hindrance or other hindrance preventing him from serving in this Position and from performing his duties as set forth in the provisions of this Agreement; and

Whereas	the parties wish to stipulate their mutual rights and obligations and the terms of the employment of the Employee in the Position in this Agreement, all as set forth and stipulated therein;

Therefore it was agreed, declared and stipulated between the parties as follows:

A.           Introduction

1.	The preamble of this Agreement and its appendices constitute an inseparable part thereof.

B.           The Position, Subordination and Powers

2.
Following the  approval of the terms of this Agreement by the Board as mentioned above, the Employee shall continue to perform his roles as CFO of the Company and its subsidiaries or affiliates from the Effective Date and thereafter.

3.
In the framework of his Position, the Employee shall be responsible, among others, for the Company’s Financial Department activities and any other duties imposed to him from time to time by the Company’s Chief Executive Officer (“CEO”) and/or the Board and related activities such role involved.

4.
In performing the Position the Employee shall be subject to the Company’s CEO, and he shall act in accordance with the instructions and policies as shall be determined from time to time by the CEO and/or the Board.

5.
Without derogating from the provisions in this Agreement, for the avoidance of any doubt, it is clarified and agreed that in the event that any task shall be imposed on the Employee which could create a contact with another Company's subsidiary, or a company connected to the Company (hereinafter jointly referred to as: "the Affiliated Companies"), then this task will not create any employer-employee relationship between him and any of the Affiliated Companies.

6.	In the framework of the Employee's duties, he shall have all the powers required for performing the Position.

7.
The Employee shall work five days a week, from Sunday to Thursday. Notwithstanding the aforesaid it is clarified and agreed that the Employee could be required by virtue of his Position and if necessary for his work, to work also on weekends including on Saturdays and on holidays, and he gives his consent to the aforesaid.

8.
In light of his senior position which requires an increased extent of personal trust, it is agreed between the parties that the provisions of the Work and Rest Hours Law - 1951 shall not apply to his employment, and the Employee shall not be entitled to receive any additional payment or consideration for working beyond a regular working day and working hours.

9.	It is agreed that in determining the sum of the Employee's salary the parties have assumed that the Employee shall be required to work far beyond the routine working week in the Company.

C.           The Employee's Obligations

10.
The Employee undertakes to perform the duties and tasks that shall be imposed on him with appropriate faith and diligence and to the Company's benefit, avoiding any conflict of interests between personal and irrelevant interests, and the Company's interests.

11.
The Employee undertakes to lawfully work and act in accordance with the Company's rules and instructions and to dedicate his best efforts, time and abilities to fulfill the Position efficiently, skillfully and responsibly, all in accordance with the requirements of this agreement. He also undertakes not to engage in any other work or business, whether directly or indirectly, except for his work in the Company, either for salary or without, unless this is according to a written permit from the Company's CEO.

This permit is not required for culture, sport and lecturing activities, or for holding shares in other companies that are not in competition with the Company and/or the Subsidiaries, and in a case of potential competing companies the Employee holds no more than 1%.

12.
The Employee must act in accordance with the Company's instructions regarding security and business ethics, including not receiving any benefit from any party, as a result and/or with respect to his work and duties in the Company, to protect the information of the Company and to keep confidential any matter that is not within the public domain.

13.
The Employee undertakes to notify the Company’s CEO immediately and without any delay of any matter or issue and/or any of his activities in respect to which he has a personal interest in and/or that could create a conflict of interests with his duties in the Company.

D.           The Uniqueness of the Agreement

14.
The terms of employment of the Employee, in their entirety, are as defined in this Agreement and in it only, and the terms of any other agreement whatsoever shall not apply to the Employee, including any collective agreement or collective arrangement or any custom that applies, if applicable or that shall apply to any of the other employees of the Company.

15.	Any change in this agreement is contingent on it being in writing and signed by the parties.

16.	In order to avoid doubt, this Agreement comes instead and replaces any previous arrangement and/or agreement between the parties including prior agreements.

17.
However, and for the avoidance of any further doubt, it is agreed that the seniority of the Employee for the purpose of calculating his rights shall be as of the beginning of his employment on April 24th, 2007.

E.            The Consideration

18.
In consideration for performing his duties as set forth in this agreement, the Employee shall receive a salary, annual Bonus, options for shares and other benefits (severance pay, Employees' insurance, advanced education fund and refund of expenses etc.) as set forth hereafter.

19.
Except for the granting of options to the Employee, the terms of the Employee's employment by the Company are subject only to this agreement, and the Employee shall not be entitled to any payment or to any right with respect to his employment in the Company or the termination of his employment, unless it is expressly mentioned in this Agreement.

E.1          The Salary

20.
The Company shall pay the Employee as of the Effective Date and thereafter a gross monthly salary in the sum set forth in appendix A attached hereto (hereinafter" "the Salary"). The salary shall be paid to the Employee no later than the 9th day of each month in respect of the previous month. Payment shall be linked to the cost of living allowance in the economy in accordance with an expansion order that shall be announced and applicable to all employers and employees in Israel.

21.
The above salary shall constitute the basis for all allocations made on behalf of the Employee and in respect of his employment, to Employee's Insurance for redemption of accumulated vacation and any other social benefit in accordance with the law.

Notwithstanding the above, the Bonus defined hereafter and/or any other payment are not and shall not constitute a part of the salary of the Employee for all intents and purposes, and no allocations shall be made in respect thereof.

22.	Not later than the 31st of January each year, the CEO and/or the Board shall consider and set the Employee's salary for the following year.

E.2          Annual Bonus

23.
The Company shall have absolute discretion to pay the Employee an annual bonus (hereinafter: "the Bonus"). The Bonus shall be decided on an annually basis by the Company’s CEO, subject to the approval of the Board considering the Company’s Compensation Policy for Executive Officers and in accordance with the achievement of the Employee’s targets as determined on an annual basis from time to time by the Company’s CEO. The targets of the Employee will be determined by the Company’s CEO not later than the 31st January of each year with respect to the following year (however in the first year of this Agreement, the targets for the Bonus shall be set forth by September 30th, 2013).

In determining the Bonus as mentioned, Company’s CEO shall consider the Compensation Plan for Executive Officers of the Company, the Company's income and/or profitability insofar as far as this concerns the Employee.

The Bonus plan for the first year is set forth in appendix A of the agreement and is subject to changes from time to time.

24.
The gross Bonus for each year shall be paid to the Employee the following month after the publishing of the annual Financial Statements for the corresponding year. All taxes and levies on the Bonus shall be borne by the Employee.

25.
Notwithstanding the foregoing, according to the full discretion of the Company’s CEO, and subject to the cash flow of the Company and the financial results as shall be reflected in the quarterly statements of the Company, the Company may extend to the Employee an advance payment on account of a Bonus. Such an advance shall be offset from the then current and future annual Bonuses.

E.3          Option Package

26.
In order to encourage the long-term success of the Company, without derogating from the aforesaid in chapter E.2 above and subject to the approval of Company’s Compensation Committee and the Board, and the provisions of the law, the Company shall issue to the Employee an options package (hereinafter" "the Options Package") in accordance with the terms and mechanism set forth in appendix A of the agreement.

Without derogating the general provisions aforesaid or the set forth in Annex A, it is agreed that in the case of a merger and/or sale of the Company or its material assets, in whole or in part, with or to a third party (hereinafter: "the Sale Event") the vesting and exercise period set forth in Annex A shall be accelerated and the Employee shall be entitled to immediately exercise all his remaining non-vested options at its exercise price before or after the occurrence of the Sale Event, at the Employees Choice.

E.4          Vacation, Sick Days and Convalescence Pay

27.
The Employee shall be entitled to 24 work days of annual vacation for each year of his employment. The Employee shall be required to exploit at least 7 vacation days each year. The balance of vacation days may be accumulated, provided they do not exceed 100 days in total.

Any days in excess of the above cannot be accumulated and without derogating from the above, vacation days cannot be redeemed before the termination of the employment. Consequently days that have not been exploited and cannot be redeemed shall be lost.

28.
The Employee is entitled to sick days, and to payment in respect thereof in accordance with the provisions of the Sick Pay Law. The Employee is entitled to accrue up to 90 sick days at the most. Sick days that shall not be actually used are not redeemable.

Sick days for which disability insurance has been paid, shall be deducted from the sick days entitlement. However, the Company has paid in respect of such days the difference between the disability insurance and the payment entitlement in respect of such days, if any.

29.
The Employee shall be entitled to an annual 10 days payment of convalescence pay (“Dmei Havraa”) in accordance with the provisions of the expansion order in respect of convalescence pay as published by the Labor Authorities.

E.5          Employees' Insurance

30.
The Company shall continue to insure the Employee with his current Employees insurance policy in the Employee's name.  Each month the Company shall pay and/or deduct in respect of the above policy the following sums:

30.1.	An amount equal to 8 1/3 % of the salary shall be transferred by the Company on account of severance pay.

30.2.
An amount equal to 5% of the salary for pension shall be transferred by the Company in respect of pension (Provident Fund). An equal amount of 5% shall be deducted from the Employee's salary and transferred as the Employee's contribution to such fund.

31.	In addition, the Company shall insure the Employee with Employee's Insurance Policy's insurers for disability at a cost that shall not exceed 2.5% of his salary.

32.	The tax levied on the above Company's allocations to the Employee's insurance, if any, shall be borne by the Employee.

33.
Further to Section 30 - 32 above, the Company hereby forfeits any right it may have in the reimbursement of sums paid by Company into the above mentioned executive insurance policy, except in the event: (i) that employee withdraws such sums from the executive insurance policy, other than in the event of death, disability or retirement at the age of 60 or more; and/or (ii) of the occurrence of any of the events provided for in Sections 16 and 17 of the Severance Pay Law, 1963.

34.
It is further agreed that such payment contribution made by the Company towards the executive insurance policy as mentioned above, and any interest and/or profit accumulated thereto, shall be on account of severance payment due to Employee under any circumstances in which Employee shall be entitled to severance payment subject to the applicable law, including but not limited to the Severance Pay Law, 1963.

E.6          Provident Fund

35.
The Company shall continue to allocate payments to the Employee's current provident fund. 7.5% of the salary shall be allocated by the Company and 2.5% of the salary shall be deducted from the Employee's salary as his share in the payments. The tax owed with respect to the above payment to the Provident Fund shall be borne by the Employee.

36.	The Company shall release the Provident Fund upon termination of the employment hereunder, for any reason except for in the circumstances provided in section 46.2 hereafter.

E.7          Refund of Costs, Vehicle, Company, Meals, Mobile Telephone

37.	The Company shall reimburse the Employee all of the reasonable costs spent by him in the execution of his duties in accordance and subject to the reimbursement policy of costs adopted by the Company.

In the event that no such policy has yet been adopted, costs shall be refunded to the Employee within 10 days after the last day of the month for which they are refunded against receipts or other supporting documentation.

The reimbursement of costs (or the right thereto) cannot be converted or offset against a Bonus or other payment.

38.
Company Car. During the Term of the Employment, the Company shall place at the Employee's exclusive disposal a car for his use at the level detailed in Annex A hereto. All the expenses in connection with the maintenance and use of the said car shall be borne and paid by the Company, excluding fines. The Employee hereby undertakes to use the car that shall be placed at his disposal as aforesaid reasonably and properly qua an owner who cares for his property, and in the absence of another arrangement in writing between him and the Company he undertakes to return the said car to the Company immediately upon the termination of the Prior Notice Period. The Company shall gross up the value of the benefit to the Employee in placing the car at his disposal as aforesaid in the amount of the tax applicable to him is respect of the said benefit.

39.
The Employee shall be entitled to eat lunches at the Company's dinner-room or at restaurants with arrangement for Company’s employees. The tax in respect of that benefit shall be grossed up and paid by the Company.

40.
The Company shall provide the Employee with a mobile telephone (an extension of which shall be installed, if required, in the vehicle). The Company shall cover all the operating costs thereof and all taxes shall be grossed up and paid by the Company.

41.
For the sake of caution it is agreed and declared that all the grossed up payments for tax purposes include the entire sum of severance pay in respect to these payments. The parties to this agreement shall request the approval of the Minister of Labor for their agreement as mentioned according to section 28 of the Severance Pay Law – 1963.

F.            The Term of the Agreement and the Manner of its termination

42.	The continuance of the employment of the Employee is for an unspecified period (the: “Employment Period”).

43.
The Employment Period shall terminate within six (6) months of a Termination Notice (“Prior Notice Period”). Each party is entitled to give a termination notice at any time and for any reason or without any reason to the other party of its wish to terminate the employment and the employment hereunder shall terminate at the expiration of the Prior Notice Period.

44.
During the Prior Notice Period the Employee must continue to fulfill his Position and perform all of his duties according to this agreement and according to the Company's request to make a maximum effort to perform the full and organized transfer of his Position to his replacement.

45.
Notwithstanding the aforesaid, it is clarified and agreed that the Company shall be entitled at all times, according to its discretion to request the Employee to immediately terminate his Position (or within a shorter period than the Prior Notice Period) and in such case the employer-employee relationship shall end at the time stipulated in the Company's request and this is without derogating from the Employee's rights in accordance with this agreement and the law, to receive payment in lieu of the Prior Notice Period, severance pay and any other payments that are due to him, if at all, for the period of his employment in the Company and its termination.

46.	In the event of the termination of this agreement the following provisions shall apply:

46.1.
If the termination of employment was as a result of the Employee's dismissal (except for dismissal on the background of circumstances set forth in section 46.2 hereafter) or as a result of the Employee's resignation, or God forbid as a result of circumstances that prevent the continuation of the Employee's employment in the Company (including his death), the Employee shall be entitled (or his heirs respectively):

46.1.1.
To receive from the Company: a monthly salary in respect of the Prior Notice Period or the end of his employment period, whichever is later. However, if at the request of the Company, the employment terminated earlier, then the Employee shall receive for the months for which the employment during the Prior Notice Period was shortened, and this is when the Employee was requested to continue his work during the Prior Notice Period. Should the Employee, at the request of the Company, refrain from working during the part of the Prior Notice Period, the Company shall pay in respect of those months the payment in lieu of Prior Notice Period as per paragraph 45 hereinabove, and

46.1.2.
Subject to the provisions in chapter E.2 above, the Company shall pay the pro rata Bonus in respect of the proportional part of the year. The sum of the Bonus to which he is entitled (if any). Should the employment terminate (including the Prior Notice Period) before the end of the year, a pro rata Bonus in respect thereof; and

46.1.3.
To receive from the Company severance payments according to the applicable law, including but not limited to the Severance Pay Law, 1963, calculated based on the Employee’s last month salary prior the termination of employment, of which it will transferred to the Employee and into his name, the Employee's Insurance and the Provident Fund and to allow the Employee the use of Company's car including the payment of the expenses thereof until the end of the Prior Notice Period and/or the end of the Employment Period, whichever is the later;

46.1.4.
Compensation for non-compete – a one-time compensation sum against the Employee’s undertaking in chapter G hereafter "Secrecy and Non – Competition". Such compensation shall be in the sum equal to six (6) salaries as the salary is defined in chapter E.1 above. 50% of the above compensation shall be paid at the end of the employment and the remaining balance shall be deposited in trust with the Company's attorney with instructions to release it to the Employee 12 months after the end of his employment, provided that the Employee has fulfilled all of his undertakings, as set forth in the confidentiality and non–competition chapter hereafter. This payment shall be refunded to the Company if and when the non-compete and confidentiality undertaking has been breached in any way and the Company shall have the right to offset such a refund from any obligation and/or payment to which the Employee is entitled.

46.2.
It is agreed and declared that in the event of the Employee's dismissal as a result of a breach of trust or material breach of the Employee's confidentiality and non–competition undertakings as set forth in the confidentiality and non- competition chapter hereafter and in appendix B hereafter, or in the event of dismissal in circumstances that deny the Employee's right to severance pay in accordance with the law – the Employee shall not be entitled to receive a Prior Notice Period to his dismissal or payment in place of a Prior Notice Period, and he shall not be entitled to the payment of severance pay or any other payment that the Company is not required to pay, including any payment that is due to the Employee as a Bonus payment. In accordance with the law, the Company shall be entitled to offset the sum of the advance payments from any payment that is due to the Employee from the Company.

G.           Confidentiality and Non Competition

47.	The Employee shall sign the undertakings to maintain confidentiality set forth in appendix B which constitutes an integral part of this agreement.

48.
The Employee undertakes that during the employment period and for a period of 12 months after the termination of the employment agreement he shall refrain from being in direct or indirect contact with a customer of the Company or of the subsidiaries of the Company in any matter that relates to the Company's business or the businesses of its subsidiaries or affiliates unless it is with the specific approval of the Company; and or

48.1.
Being in direct or indirect contact with a customer of the Company or of the Subsidiaries or of the Affiliated companies (whether as an employee, consultant or any other way), in any matter that refers to the Company's business, the business of the Subsidiaries or of the Affiliated companies, unless it is within the framework of his employment in the Company.

48.2.
Engage, directly or indirectly, for any reason, in Israel or anywhere in the world, in any business, work or any other engagement in the field of contactless smart cards that compete with the Company's business, the business of the Subsidiaries or Affiliated companies, and/or

48.3.	Solicit the Company's employees or suppliers, the Subsidiaries' or Affiliated companies' employees or suppliers to any business association with him.

H.           Deductions and Taxes

49.
The payments and benefits of whatsoever description granted to the Employee pursuant to this agreement are subject to the deduction of income tax and other compulsory deductions which the Company has to deduct according to any law, and nothing stated in this Agreement shall be interpreted as imposing upon the Company the burden of paying tax or any other compulsory payment for which the Employee is liable, other than the value of the benefit of placing the car and mobile phone at the Employee's disposal and providing the Employee with meals, which shall be grossed up by the Company as provided in Section E.7 above.

I.             Waiver or Precedent

50.
No Waiver made by the Company (if any) shall constitute a precedent with respect to any other case, similar or otherwise, and no inference shall be made in respect thereof.  The Company shall be entitled to exercise any of its rights hereunder that have not been specifically waived in writing.

J.            Notices

51.
The parties' addresses set in  the preamble thereof would be the relevant address of this agreement and any notice sent to that address shall be considered as if received, within five days of its posting.

K.           The Law and Jurisdiction

52.	This agreement is governed by the Laws of the State of Israel, and the Labor Court shall have jurisdiction with respect to all matters concerning and/or arising thereof.

And in witness whereof the parties have signed

/s/ Shay Tomer	/s/ Ofer Tziperman / Arie G. Rubinstein CEO / General Counsel & Corporate Secretary
Employee	The Company

ANNEX B

Confidentiality and Non Competition Undertaking

I, the undersigned, Shay Tomer (Id No. 034961284), hereby declare and undertake towards On Track Innovations Ltd. and any of its parent/controlling corporation, subsidiaries and/or affiliated entities (hereinafter collectively, the “Company”) as follows:

1.	In this Undertaking:

1.1.
the term “Confidential Information” means any and all information relating to the Company’s proprietary technology or business including, without limitation, information, data, know-how, formulas, concepts, tests, drawings, specifications, applications, designs and trade secrets, patents, know-how, technology data and all other information, design methodology, engineering and manufacturing processes and data and information related to Company’s products or their development, equipment, suppliers, sales, customers, potential customers, business operations and plans, financial situation, members, employees and investors.

1.2.
the term “Confidential Documents” means any documents containing Confidential Information, including without limitation: (i) any documents, notes, memoranda, summaries, analyses, paper works, sketches, designs, charts, specifications, prints, compilations, or any other writings relating to the Confidential Information, and any other materials embodied in drawings, floppy discs, tapes, CD ROM, software or in any other possible way containing or relating to the Confidential Information or any part thereof, whether or not prepared by the Company or on it’s behalf, (ii) all documents received, used, or that shall be received or used, by me in relation with my employment in the Company, and/or (iii) the contents of such Confidential Documents as stored in my memory.

1.3	the term "Competing Goods" means any goods sold in competition with the prescribed goods;

1.4	the term "Competing Services" means any services rendered in competition with the prescribed services;

1.5	the term "Prescribed Areas" means Israel or in any other part of the world in which the Company conducts its business;

1.6
the term "Prescribed Customers" means any person who is or was a customer of the Company at the termination date; or who is or was a customer of the Company at the termination date or who was a potential customer with which I had been engaged in negotiations with a view to doing business on behalf of the Company within the period of 6 (six) months preceding the termination date;

1.7	the term "Prescribed Goods" means any products sold by the Company in the ordinary course of business as at the termination date or which is then included in any strategic plan of the Company;

1.8	the term "Prescribed Services" means any services rendered by the Company in the ordinary course of business as at the termination date or which is then included in any strategic plan of the Company;

1.9
the term "Prescribed Suppliers" means any person who is or was a supplier of prescribed goods and/or prescribed services to the company at the termination date;  or is or was a supplier of prescribed goods and/or prescribed services to the company at the termination date with which I had been engaged in negotiations with a view to doing business on behalf of  the company within the period of 6 (six) months preceding the termination date;

1.10	the term “Restraint Period” means a period of 12 (twelve) months calculated from the termination date;

1.11	the term “Termination Date” means the date upon which my employment by the company ceases or is terminated for any reason whatsoever;

2.
I am fully aware that the Confidential Information and Confidential Documents are the  exclusive property of the Company, and that they were made or shall be made available to me and for my use solely for the purpose of my work as an employee of the Company.

3.	I undertake towards the Company as follows:

3.1.	to maintain as fully confidential all Confidential Information and Confidential Documents;

3.2.
not to disclose or divulge to any third party, or allow any third party access to any of the Confidential Information or Confidential Documents, or use any of thereof, whether directly or indirectly, save exclusively for the purposes of my work as an employee of the Company.

3.3.
not to misuse any of the Confidential Information or Confidential Documents, or any part  thereof, in a manner other than the usual use of the Confidential Information and Confidential Documents and for a purpose other than the purpose for which the Confidential Information and Confidential Documents were divulged to me.

3.4.	not to make public or divulge in any way the Confidential Information and Confidential Documents or any part thereof.

3.5.
not to duplicate, copy, scan, or create in any other way copies of the Confidential Documents or any part thereof, except for the purpose for which the Confidential Information and Confidential Documents were divulged to me.

3.6.
Not not challenge the Company's intellectual property rights in any way, including without limitation, by filing to any court, patent or other authority, a claim, opposition or request for cancellation against such rights. The provisions of this Section 3.6 shall survive termination.

3.7.
upon demand from the Company, at any time whatsoever, to return to the Company the Confidential Information and Confidential Documents or any part thereof or copies thereof in any form whatsoever, and to, if so required, confirm in writing to the Company that all the Confidential Information and Confidential Documents or any copies thereof in any form whatsoever which had been in my possession have been returned to the Company, and that I did not retain any copies of it, including copies made by electronic forms.

3.8.
not to remove from the Company’s premises or take for my use any of the Confidential Information and Confidential Documents without the Company’s prior written approval, unless if such removal is made strictly for the purposes of performing my undertakings towards the Company.

4.	I agree and accept that:

4.1.
The Company reserves all rights in any inventions, patents, copyrights, designs, and any other intellectual property invented or devised by it in relation to the Confidential Information and Confidential Documents.

4.2.
Any invention including any patent or patent application and any copyrights or any other intellectual property (the “IP”) invented or created by me during my employment with the Company or as a result of my employment with the Company, shall be the exclusive property of the Company, and I do not have and shall not have any demand or claim against the Company relating to the IP. I undertake to sign any document and to do any other act required in order to register the said rights in the name of the Company, or to prove the Company’s rights, if and to the extent that this is required in the opinion of the Company and/or the Company’s legal advisors.

4.3.	I shall not challenge the Company's IP in any way, including without limitation, by filing to any court, patent or other authority, a claim, opposition or request for cancellation against such rights

5.
The restrictions of use and disclosure set forth in this undertaking shall not apply to any Confidential Information and Confidential Documents which after they were disclosed became, available to the general public, through no breach of a confidentiality undertaking towards the Company.

6.
It is recorded that in the course of his my duties I (i) have acquired and/or will acquire considerable know-how in and will learn of the Company's techniques relating to the business; (ii) will have access to names of customers with whom the Company does business whether embodied in written form or otherwise; (iii)will have the opportunity of forging personal links with customers of the company; and (iv) generally will have the opportunity of learning and acquiring the trade secrets, business connections and other confidential information appertaining to the Company's business.

I acknowledged that the only effective and reasonable manner in which the Company's rights in respect of its business secrets and customer connections can be protected is the restraint I am imposing upon myself as set forth hereunder. Therefor, in consideration of the Non Competition Payment, as set in my Employment Agreement, I hereby undertake that during the term of my employment with the Company and for the duration of the Restraint Period, whether as proprietor, partner, director, shareholder, member, employee, consultant, contractor, financier, agent, representative, assistant, trustee or beneficiary of a trust or otherwise and whether for reward or not, directly or indirectly, I shall not -

6.1
carry on or be interested or engaged in or concerned with or employed by any company, close corporation, firm, undertaking or concern which carries on, in the Prescribed Areas any business which sells Prescribed Goods and/or Competing Goods or renders Prescribed Services or Competing Services or in the course of which Prescribed Goods or Competing Goods are sold and/ or Prescribed Services or Competing Services are rendered;  provided that I shall not be deemed to have breached my undertaking by reason of my – (i) holding shares in the Company;  or (ii) holding shares in any company the shares of which do not in aggregate constitute more than 5% (five per cent) of any class of the issued share capital of such company and which are listed on a recognised stock exchange if the shares owned by me or by my relatives (as defined in the Israeli Companies Act 1999) which do not in the aggregate constitute more than 5% (five per cent) of any class of the issued share capital of such company.

6.2

6.2.1
not to solicit, on my own account or for any other person, the services of, or endeavor to entice away from the Company any director, employee, consultant or a subcontractor of, or any other person related to the Company, who during the period of 12 months prior to such termination occupied a senior or managerial position in relation to the Company, and/or who was likely (in the opinion of the Company) to be: (i) in possession of Confidential Information; or (ii) able to influence the customers’ connections of the Company (whether or not such person would commit any breach of his contract of employment or engagement with the Company).

6.2.2
furnish any information or advice (whether oral or written) to any prescribed customer that I intend to or will, directly or indirectly, be interested or engaged in or concerned with or employed by any company, close corporation, firm, undertaking or concern carried on in any of the Prescribed Areas which sells Prescribed Goods and/or Competing Goods or renders Prescribed Services and/or Competing Services or in the course of which Prescribed Goods and/or Competing Goods are sold and/or Prescribed Services or Competing Services are rendered during the Restraint Period;  or

6.2.3
furnish any information or advice (whether oral or written) to any Prescribed Customer or use any other means or take any other action which is directly or indirectly designed, or in the ordinary course of events calculated, to result in any such Prescribed Customer terminating his association with the company and/or transferring his business to or purchasing any Prescribed Goods or Competing Goods or accepting the rendering of any Prescribed Services or Competing Services from any person other than the company, or attempt to do so.

6.3
solicit orders from Prescribed Customers for the Prescribed Goods and/or any Competing Goods and/or the Prescribed Services and/or any Competing Services; or canvass business in respect of the Prescribed Goods and/or any Competing Goods and/or the Prescribed Services and/or Competing Services from Prescribed Customers; or sell or otherwise supply any Prescribed Goods and/or Competing Goods to any Prescribed Customer; or render any Prescribed Services and/or Competing Services to any Prescribed Customer; or purchase any Prescribed Goods and/or Competing Goods from any Prescribed Supplier or accept the rendering of any Prescribed Services and/or Competing Services from it; or solicit appointment as a distributor, licensee, agent or representative of any Prescribed Supplier in respect of Prescribed Goods and/or Prescribed Services, including on behalf of or for the benefit of a Prescribed Supplier.

6.4
Each of the undertakings set out in this Section 6 (including those appearing in a single sub-section) is severable inter alia as to (i) the nature of interest, act or activity; (ii) the categories of persons falling within the definition of prescribed customers; (iii) the categories of goods falling within the definition of the Prescribed Goods and Competing Goods; (iv) the categories of services falling within the definition of the Prescribed Services and Competing Services; and (v) the categories of persons falling within the definition of Prescribed Supplier;

7.
It is agreed and recorded that, without prejudice to any right or remedy which is available to the Company under any law or agreement, the unauthorized disclosure or use of any Confidential Information and Confidential Documents or a breach of my undertakings pursuant to Section 6 above, will cause immediate or irreparable injury to the Company and that the Company can not be adequately compensated for such injury in monetary damages, then, in order to safeguard the Company from any possible breach of confidentiality, I consent in advance that the Company will be permitted to obtain, from any Court or Tribunal, any temporary or permanent injunctive relief necessary to prevent such unauthorized disclosure or use, or threat of unauthorized disclosure or use.

8.
This Undertaking shall form an integral part of my employment agreement with the Company and a breach of any of my obligations hereunder, shall also constitute a material breach of such employment agreement.

9.	This Undertaking shall be governed by the laws of the State of Israel and the competent courts in Tel-Aviv shall have exclusive jurisdiction in all matters pertaining or relating thereto.

10.
If any condition, term or covenant of this Agreement shall at any time be held to be void, invalid or unenforceable, such condition, covenant or term shall be construed as severable and such holding shall attach only to such condition, covenant or term and shall not in any way affect or render void, invalid or unenforceable any other condition, covenant or term of this Agreement, and this Agreement shall be carried out as if such void, invalid or unenforceable term were not embodied herein.

11.
Unless specifically limited herein, my undertakings hereunder shall be valid: (i) during the term of my employment in the Company, and unless the Company waived such right in writing, following termination of my employment with the Company without time limitation; (ii) in Israel or outside Israel, and - (iii) whether such undertakings may or may not be registered under any register prescribed by law.

Date: 6/8/2013	/s/ Shay Tomer
(signature)

Name: Shay Tomer